                             VIRCO MFG. CORPORATION

         Exhibit (11) - Statement re: Computation of Earnings Per Share

                                            Three Months Ended               Nine Months Ended
                                                October 31                      October 31
                                        ---------------------------     ---------------------------
                                           2001             2000            2001           2000
                                        -----------     -----------     -----------     -----------
Diluted earnings per share

Average shares outstanding               12,209,000      12,468,000      12,302,000      12,497,000

Net effect of dilutive stock
options -- based on the treasury
stock method using average market
price                                       132,000         167,000         127,000         154,000
                                        -----------     -----------     -----------     -----------
Totals                                   12,341,000      12,635,000      12,429,000      12,651,000
                                        ===========     ===========     ===========     ===========

Net income before cumulative effect
of change in accounting principle       $ 3,912,000     $ 4,713,000     $ 4,637,000     $11,592,000
                                        ===========     ===========     ===========     ===========
Per share amount before cumulative
effect of change in accounting
principle                               $       .32     $       .37     $       .37     $       .92
                                        ===========     ===========     ===========     ===========


Weighted average shares outstanding for the three and nine months ended October 31, 2000 was adjusted for 10% stock dividend declared August 21, 2001.


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